UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
November 30, 2009
CALGON CARBON CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-10776	25-0530110

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

P.O. Box 717, Pittsburgh, PA 15230-0717	15230-0717

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (412) 787-6700

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
(a)	On November 30, 2009, Calgon Carbon Corporation (the “Company”) and certain of its domestic subsidiaries entered into a First Amendment to Credit Agreement (the “Amendment”) with First Commonwealth Bank in its capacity as lender, and administrative and collateral agent, Citizens Bank of Pennsylvania and First National Bank of Pennsylvania, as lenders. The Amendment relaxes certain restrictions contained in the original Credit Agreement so to permit the Company to form subsidiaries in connection with future acquisitions and tax planning; to permit increased capital expenditures; to increase the amount of cash that may be down-streamed to non-domestic subsidiaries; to permit the issuance of up to $8 million of letters of credit outside the Credit Agreement, as amended; to increase the amount of indebtedness the Company may obtain outside of the Credit Agreement to permit the pledging of U.S. assets to secure certain foreign debt; and to permit the purchase of 51% of Calgon Mitsubishi Chemical Corporation (“CMCC”) not already owned by the Company, including funding that transaction with foreign debt.

The foregoing is a summary of the material terms and conditions of the Amendment and not a complete discussion of the document. Accordingly, the foregoing is qualified in its entirety by reference to the full text of the Amendment which is attached hereto as Exhibit 10.1.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.
(a)	The disclosure set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.
Item 8.01 Other Events.
On November 30, 2009, the Company announced it had entered into a non-binding memorandum of understanding with Mitsubishi Chemical Corporation to pursue the acquisition of the 51% equity interest of CMCC not already owned by the Company. A copy of the Company’s press release with respect to this announcement is attached hereto as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits. The following exhibits are being filed pursuant to Item 601 of Regulation S-K and General Instruction B2 to this Form 8-K:

Exhibit No.	Description
10.1	First Amendment to Credit Agreement, dated as of November 30, 2009.

99.1	Press Release dated November 30, 2009

(b)	SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALGON CARBON CORPORATION (Registrant)
Date: November 30, 2009	/s/ Richard D. Rose
(Signature)
Richard D. Rose Vice President, General Counsel and Secretary